PRESS RELEASE

Wells Financial Corp.                        Contact:   Lonnie R. Trasamar
Wells Federal Bank                                      President and
53 First Street, S.W.                                   Chief Executive Officer
Wells, Minnesota 56097                                  (507) 553-3151

                                                        For Immediate Release
                                                        October 29, 2004

                              WELLS FINANCIAL CORP.
           ANNOUNCES EXTENSION OF MODIFIED DUTCH AUCTION TENDER OFFER

         WELLS, MINNESOTA, October 29, 2004 - Wells Financial Corp. (the "Company") (Nasdaq National Market "WEFC") President and Chief Executive Officer, Mr. Lonnie R. Trasamar, today announced that the Company has extended the expiration date of its modified Dutch auction issuer tender offer for up to 150,000 shares of its common stock previously announced on September 28, 2004, until 5:00 p.m., New York City time, on Friday, November 19, 2004. The Company's offer was previously scheduled to expire at 5:00 p.m., New York City time, today. To date, approximately 171,000 shares of common stock have been tendered and deposited in the offer. It is likely, therefore, that non-odd -lott holders will be subject to proration, unless tenders already made are subsequently withdrawn, and additional new tenders are not received, before the new expiration date of the offer. The terms of the offer remain the same.

         A Supplement to the Company's Offer to Purchase for the offer, containing additional information regarding the offer, will be mailed shortly to all stockholders of the Company. Stockholders will also be able to obtain the Supplement and other related materials for free at the SEC's website at www.sec.gov. Persons with questions regarding the offer and requests for
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documentation should be made to the Information Agent for the offer, D.F. King &
Co., Inc., at (800) 347-4750.

         NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH STOCKHOLDER'S SHARES IN THE OFFER AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

         Wells Financial Corp. is the holding company of Wells Federal Bank, a federally chartered savings bank headquartered in Wells, Minnesota. The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC").

         The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Wells Financial Corp. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.